Exhibit 10.75

AMENDED

LIFE INSURANCE ENDORSEMENT METHOD

SPLIT DOLLAR AGREEMENT

Insurers and Policies Numbers:	Jefferson Pilot Life #JP5063504
Union Central #U200000706
West Coast Life #ZUA405342

Bank:	Central Valley Community Bank

Insured:	Tom Sommer

Relationship of Insured to Bank:	Executive

This Amended Life Insurance Endorsement Method Split Dollar Agreement (the “Agreement”) is made effective as of March 1, 2007, by and between Central Valley Community Bank (the “Bank”) and Tom Sommer (the “Insured”), each a “Party” and together the “Parties.”  This Agreement supersedes and amends in its entirety that certain Life Insurance Endorsement Method Split Dollar Plan Agreement by and between the Bank and the Insured, effective June 7, 2000, as amended effective February 1, 2005 (collectively, the “Prior Agreement”).

AGREEMENT

The rights and duties of the Bank and the Insured with respect to the above-referenced life insurance policies (“Policies”) shall be as set forth below:

I.                                      DEFINITIONS

Refer to the Policies for the definition of all terms in this Agreement.

II.                                  POLICIES TITLE AND OWNERSHIP

Title and ownership to the Policies shall reside in the Bank for its use and for the use of the Insured in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the cash values of the Policies.  Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under one or more of the Policies, then the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.                              BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.  Any Beneficiary Designation Form(s) completed by the Insured under the Prior Agreement shall remain in full force and effect unless and until modified or revoked by the Insured.

IV.                             PREMIUM PAYMENT METHOD

The Bank intends to pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the Policies in force.

V.                                 TAXABLE BENEFIT

Annually, the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.                             DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of death proceeds under the Policies shall be as follows:

A.                                   Should the Insured be employed by the Bank at the time of death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to a lump sum payment equal to the present value of the retirement benefit provided in Section III(A) of that certain Amended Executive Salary Continuation Agreement between the Bank and Insured, dated concurrently herewith (the “Salary Continuation Agreement”), assuming that the payments would begin on the date of death and continue for one hundred and eighty months following retirement, or one hundred percent (100%) of the total proceeds of the Policies, whichever amount is less.  Present value calculations shall be made using the assumptions set forth in Section IX(L) of the Salary Continuation Agreement.

B.                                   Should the Insured be retired from the Bank at the time of death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to a lump sum payment equal to the present value of the sum of all remaining payments that would have been made under the Salary Continuation Agreement (if any), but for the Insured’s death, or one hundred percent (100%) of the total proceeds of the Policies, whichever amount is less.  Present value calculations shall be made using the assumptions set forth in Section IX(L) of the Salary Continuation Agreement.

C.                                   The Bank shall be entitled to the remainder of the insurance proceeds payable on the death of the Insured.

D.                                   The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds in the proportion that the proceeds due to each respectively bears to the total proceeds, excluding any such interest.

VII.                         DIVISION OF THE CASH SURRENDER VALUE OF THE POLICIES

During the life of the Insured, the Bank shall at all times be entitled to an amount equal to the cash value of the Policies, as defined in the insurance contracts, less any policy loans and unpaid interest outstanding, cash withdrawals previously taken by the Bank, and any applicable surrender charges. Such cash value shall be determined as of the date of surrender.  Notwithstanding the foregoing, upon the Insured’s death, the insurance proceeds shall first be used to satisfy the obligations to the Insured’s beneficiaries set forth in Paragraph VI.

VIII.                     RIGHTS OF PARTIES WHERE POLICIES ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event that one or more of the Policies involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the cash value.  Any endowment proceeds or annuity benefits shall be considered to be like death proceeds for purposes of division under this Agreement.

IX.                             TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of any one of the following:

1.                                      The Insured shall leave the employment of the Bank voluntarily at any time; or

2.                                      The Insured shall attain the age of seventy-nine (79); or

3.                                      The Insured shall be discharged from employment with the Bank for cause. The term for “cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit; or

4.                                      Surrender, lapse, or other termination of the Policies by the Bank.  In the event that one or more but less than all of the Policies is surrendered, lapse or is otherwise terminated, this Agreement shall terminate as to the Policy(ies) that have been surrendered, lapsed, or have been otherwise terminated.  Upon surrender, lapse or termination of one or more of the Policies, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the Policy(ies) that have been surrendered, lapsed, or have been otherwise terminated in consideration of a cash payment to the Bank in an amount equal to the greater of:

(a)                                  The Bank’s share of the cash value of the affected Policy(ies) on the date of assignment; or

(b)                                 The sum of the premiums paid by the Bank with respect to such Policy(ies) prior to the date of assignment, with interest.

If the Insured (or assignee) fails to exercise this option, fails to tender the required cash payment, or dies within the fifteen (15) day period, then the option shall terminate, and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the Policies that have been surrendered, lapsed, or have been otherwise terminated shall terminate as of the date of termination of this Agreement.  The Insured expressly agrees that this Agreement constitutes sufficient written notice of the Insured’s option to receive an absolute assignment of the Policies as set forth herein.

Except as provided above, this Agreement shall terminate upon payment of the death benefit proceeds in accordance with Paragraph VI above.

X.                                 INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the Policies nor any rights, options, privileges or duties created under this Agreement.

XI.                             AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII.                         ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.                                   Named Fiduciary and Plan Administrator.

The Named Fiduciary and Plan Administrator of this Endorsement Method Split Dollar Agreement shall be Central Valley Community Bank. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Agreement. The Named Fiduciary may delegate to others certain responsibilities, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.                                   Funding Policy.

The funding policy for this Agreement shall be to maintain the Policies in force by paying, when due, all premiums required.

C.                                   Basis of Payment of Benefits.

The basis of payment of benefits under this Agreement is direct payment by the Insurer.

D.                                   Claim Procedures.

Claim forms or information concerning the Policies can be obtained by contacting Clark Consulting at 952-893-6767. When the Named Fiduciary receives a claim which may be covered under the Policies, he or she should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the Named Fiduciary what further steps are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under one or more of the Policies, the Insurer will notify the claimant of the denial pursuant to the terms of the applicable Policy(ies). If the claimant is dissatisfied with the denial of the claim and wishes to contest such claim denial, he or she should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.                     GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.                    INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein provided upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the provisions of the Policies shall fully discharge the Insurer for any and all liability.

XV.                        AMENDMENT OR REVOCATION

It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.

XVI.                    EFFECTIVE DATE

The Effective Date of this Agreement shall be March 1, 2007.

XVII.                SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XVIII.            APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by applicable federal law and the laws of the State of California.

XIX.                    COMPETITION AFTER TERMINATION OF EMPLOYMENT

The Bank shall not pay any benefit under this Agreement if the Insured, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Insured’s employment or his retirement. This section shall not apply following a Change In Control.

Executed at Clovis, California on 3/1/07.

BANK:		EXECUTIVE:

CENTRAL VALLEY COMMUNITY BANK		TOM SOMMER

By:	/s/ Daniel Doyle	/s/ Tom Sommer
Name: Daniel Doyle		Tom Sommer
Title: President and Chief Executive Officer

BENEFICIARY DESIGNATION FORM

FOR AMENDED LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Amended Life Insurance Endorsement Method Split Dollar Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

Tom Sommer	Date